UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
AMENDMENT NO. 3
For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

CATALYTICA ENERGY SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation or organization)	77-0410420 (I.R.S. Employer Identification No.)
301 West Warner Road, Suite 132, Tempe, AZ 85284
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
None	None
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☑

Securities Act registration statement file number to which this form relates (if applicable):
000-31953
Securities to be registered pursuant to Section 12(g) of the Act:
Preferred Stock Purchase Rights
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT
The registrant hereby amends the following Items and Exhibits of its Registration Statement on Form 8-A filed February 6, 2002, as amended by Amendment No. 1 to Registration Statement on Form 8-A filed November 22, 2004 and Amendment No. 2 to Registration Statement on Form 8-A filed December 14, 2006 (as so amended, the “Amended Form 8-A”), to reflect an amendment to the registrant’s Amended and Restated Preferred Stock Rights Agreement dated as of November 22, 2004, as amended by Amendment No. 1, dated December 14, 2006, by and between the registrant and Mellon Investor Services LLC, as Rights Agent. Capitalized terms used but not defined in this Amendment No. 3 to Registration Statement on Form 8-A shall have the meanings ascribed to them in the Amended Form 8-A.
Item 1. Description of Registrant’s Securities to be Registered
Item 1 of the Amended Form 8-A is hereby amended to add the following:
On May 8, 2007, the Company and the Rights Agent entered into a second amendment (the “Second Amendment”) to the Amended and Restated Preferred Stock Rights Agreement dated as of November 22, 2004 (the “Rights Agreement”), as amended by Amendment No. 1, dated December 14, 2006 (the “First Amendment”), by and between the Company and the Rights Agent (as so amended by the Second Amendment, the “Amended Rights Agreement”), in connection with the Company’s proposed entry into a Contribution and Merger Agreement (as it may be amended or supplemented from time to time, the “Contribution and Merger Agreement”) by and among the Company, Renegy Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Holdings”), Snowflake Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Holdings), Renegy, LLC, an Arizona limited liability company (“Renegy”), Renegy Trucking, LLC, an Arizona limited liability company (“Renegy Trucking”), Snowflake White Mountain Power, LLC, an Arizona limited liability company (“Snowflake” and, together with Renegy and Renegy Trucking, the “Renegy Companies”), Robert M. Worsley (“R. Worsley”), Christi M. Worsley (“C. Worsley”) and the Robert M. Worsley and Christi M. Worsley Revocable Trust (the “Worsley Trust” and, together with R. Worsley and C. Worsley, “Worsley”), pursuant to which Holdings would become the parent of, and directly own, all equity interest in the Company and the Renegy Companies. The effect of the Second Amendment is to provide that (i) none of Worsley, the Renegy Companies or any of their Affiliates, Associates or Subsidiaries (as each such term is defined in the Amended Rights Agreement) will be deemed to be an “Acquiring Person” under the Amended Rights Agreement by virtue of: the approval, execution, delivery, announcement or performance of the Contribution and Merger Agreement, the acquisition of Beneficial Ownership of the Contribution Shares, the Warrants or the Warrant Shares (as each term is defined in the Contribution and Merger Agreement) by the Worsley Trust pursuant to the Contribution and Merger Agreement, or the consummation of the Merger or the Contribution (as each term is defined in the Contribution and Merger Agreement) or the transactions expressly contemplated by the Contribution and Merger Agreement, (ii) neither a “Shares Acquisition Date” nor a “Distribution Date” shall be deemed to have occurred as a result of any of the foregoing items in clause (i), and (iii) the Rights and the Amended Rights Agreement will expire immediately prior to the Effective Time (as defined in the Contribution and Merger Agreement).
The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the First Amendment, Second Amendment and the Rights Agreement, which are filed as Exhibit 4.3, Exhibit 4.4 and Exhibit 4.2 hereto, respectively, and incorporated by reference in their entirety herein.

Item 2. Exhibits
The following exhibits are filed as part of this registration statement:

3.1	(1)	Amended and Restated Certificate of Incorporation of Catalytica Energy Systems, Inc., dated December 13, 2000.

3.2	(2)	Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock of Catalytica Energy Systems, Inc.

3.3	(3)	Form of Amended and Restated Bylaws of Catalytica Energy Systems, Inc.

4.1	(1)	Stock Specimen of the Registrant.

4.2	(4)	Amended and Restated Preferred Stock Rights Agreement between Catalytica Energy Systems, Inc. and Mellon Investor Services LLC dated as of November 22, 2004, including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B, and C, respectively.

4.3	(5)	Amendment No. 1, dated as of December 14, 2006, to Amended and Restated Preferred Stock Rights Agreement between Catalytica Energy Systems, Inc. and Mellon Investor Services LLC dated as of November 22, 2004.

4.4	(6)	Amendment No. 2, dated as of May 8, 2007, to Amended and Restated Preferred Stock Rights Agreement between Catalytica Energy Systems, Inc. and Mellon Investor Services LLC dated as of November 22, 2004, as amended by Amendment No. 1 dated December 14, 2006.

(1)	Incorporated by reference to Exhibit 3.1 to the registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-44772), filed January 12, 2001.

(2)	Incorporated by reference to Exhibit A of Exhibit 4.1 to the registrant’s Amendment No. 1 to Registration Statement on Form 8-A (File No. 000-31953), filed November 22, 2004.

(3)	Incorporated by reference to Exhibit 3.2 to registrant’s Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-44772), filed November 1, 2000.

(4)	Incorporated by reference to Exhibit 4.1 to the registrant’s Amendment No. 1 to Registration Statement on Form 8-A (File No. 000-31953), filed November 22, 2004.

(5)	Incorporated by reference to Exhibit 4.2 to the registrant’s Amendment No. 2 to Registration Statement on Form 8-A (File No. 000-31953), filed December 14, 2006.

(6)	Filed herewith.

Signature
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: May 8, 2007	CATALYTICA ENERGY SYSTEMS, INC.
	By:	/s/ Robert W. Zack
		Name:	Robert W. Zack
		Title:	President, Chief Executive Officer and Chief Financial Officer